Exhibit 99.1

FOR IMMEDIATE RELEASE

Rishi Bajaj, Founder and CIO of Altai Capital Management and CEO of ContextLogic Inc., Joins Digimarc’s Board of Directors

Bajaj brings broad financial and strategic experience to Digimarc Board as the company builds the trust layer for the modern world.

BEAVERTON, Ore. – July 29, 2025 – Digimarc Corporation (NASDAQ: DMRC), a pioneer in digital watermarking technologies, today announced the appointment of Rishi Bajaj, founder and CIO of private investment firm Altai Capital Management, L.P. (“Altai”) and CEO of ContextLogic Inc., to its Board of Directors. Bajaj’s qualifications to serve on the board include extensive investment management, operational, and board experience, particularly in the technology sector.

Alongside Bajaj’s appointment, Digimarc has entered into a cooperation agreement with Bajaj and Altai Capital Management, L.P.. Through the first day after Digimarc’s 2026 annual meeting of shareholders, Bajaj and Altai have agreed to vote in accordance with the Digimarc Board’s recommendations, with limited exceptions, on all proposals submitted to a vote of Digimarc’s shareholders, including the election, removal, or replacement of any director of Digimarc.

As Chief Executive Officer and Chief Investment Officer of Altai Capital Management, Bajaj is responsible for the day-to-day management and operations of the firm, a responsibility he has held for over fifteen years. Concurrently, Bajaj serves as Chief Executive Officer at ContextLogic Inc. (“ContextLogic”, NASDAQ: LOGC). Bajaj has served on the Board of Directors of ContextLogic since 2023, where he previously served as both Chairman and a member of the Compensation Committee and is currently a member of the Transformation Committee.

Bajaj has also served on the Board of Directors of MobileIron, Inc. (NASDAQ: MOBL, formerly), a cybersecurity company, where he served on the Strategy Committee, and on the Board of Directors of ServiceSource International, Inc. (NASDAQ: SREV, formerly), a software and services company, where he served on the Compensation Committee.

“We are delighted to welcome Rishi to our board,” said Riley McCormack, CEO of Digimarc. “Rishi has consistently demonstrated a deep understanding of our business, enabling him to deliver both financial and strategic value to the company. His appointment not only ensures that we benefit from the perspective of another major shareholder in our board discussions but also enhances his ability to influence our strategic direction, which is particularly crucial as we build the trust layer for the modern world.”

“Rishi’s deep expertise in strategy and corporate transformation will bring valuable insights to our Board,” said Katie Kool, Chair of Digimarc Board of Directors. “His unique perspective as both a public company CEO and as a major shareholder will help to guide our efforts to drive sustainable growth and long-term shareholder value.”

“I’m thrilled to accept Digimarc’s invitation to join its Board,” said Bajaj. “Altai Capital has performed extensive diligence on Digimarc over the past several years, including its technology and market opportunity, and I am excited for what the future holds. I look forward to serving the Board and leadership team as Digimarc seeks to unlock the potential of its solutions for both customers and shareholders.”

About Digimarc

Digimarc Corporation (NASDAQ: DMRC) is the pioneer and global leader in digital watermarking technologies. For nearly 30 years, Digimarc innovations and intellectual property in digital watermarking have been deployed at a massive scale for the identification and the authentication of physical and digital items. A notable example is our partnership with a consortium of the world’s central banks to deter counterfeiting of global currency. Digimarc is also instrumental in supporting global industry standards efforts spanning both the physical and digital worlds. In 2023, Digimarc was named to the Fortune 2023 Change the World list and honored as a 2023 Fast Company World Changing Ideas finalist. Learn more at Digimarc.com.

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Media Contacts:

Mike Fitzsimons Digimarc Corporation

509-939-1137

PR@digimarc.com